EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Wegener Corporation
Johns Creek, Georgia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-08017 and 333-27527) and Form S-8 (No. 33-45390, 33-42007, 333-29887, 333-51205 and 333-29889) of Wegener Corporation of our report dated December 1, 2011, relating to the consolidated financial statements and schedule appearing in the Company’s Annual Report on Form 10-K for the years ended September 2, 2011 and September 3, 2010.  Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Habif, Arogeti & Wynne, LLP.
Atlanta, Georgia December 1, 2011	Habif, Arogeti & Wynne, LLP.